Exhibit 9(a)

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

August 5, 2005

Merrill Lynch Global Equity Opportunities Fund

800 Scudders Mill Road

Plainsboro, NJ 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Global Equity Opportunities Fund, a Delaware statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the organization of the Trust and its registration as an open-end investment company under the Investment Company Act of 1940, as amended. This opinion is being furnished in connection with the registration of an indefinite number of shares of beneficial interest, designated Class A, Class B, Class C and Class I, par value $0.10 per share, of the Trust (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Fund’s registration statement on Form N-l A (File No. 333-124372), as amended (the “Registration Statement”), under the Securities Act.

As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Trust, as amended (the “Trust Instrument”), the By-Laws of the Trust, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

In rendering this opinion, we have relied as to matters of Delaware law upon an opinion of Richards, Layton & Finger, P.A. rendered to the Fund.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be validly issued, fully paid and non-assessable beneficial interests in the Trust subject to the obligation of a Trust shareholder to make certain payments provided for in the Trust Instrument.

SIDLEY AUSTIN BROWN & WOOD LLP IS A DELAWARE LIMITED LIABILITY PARTNERSHIP

PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP

Sidley Austin Brown & Wood LLP